Exhibit 10.6

QUEST PATENT RESEARCH CORPORATION

RESTRICTED STOCK GRANT AGREEMENT

THIS AGREEMENT, dated and effective as of October 30, 2014 (the “Grant Date”) by and between Quest Patent Research Corporation, a Delaware corporation (the “Company”), and Jon C. Scahill (the “Executive”), is entered into as follows:

WHEREAS, on October 30, 2014, the board of directors of the Company has determined that, as an inducement to the Executive to put forth his best efforts to further the interests of the Company, and subject to the restrictions stated below, the Executive should be granted shares of the Company’s common stock, par value $0.00003 (“Common Stock”); and

WHEREAS, the grant of restricted shares of Common Stock is provided for in the Executive’s Restated Employment Agreement, as approved by the board of directors of Company;

NOW, THEREFORE, the parties hereby agree as follows:

1. Grant of Shares. The Executive is hereby granted, effective on the Grant Date and subject to the terms and conditions of this Agreement, 30,000,000 shares (the “Shares”) of Common Stock.

2. Issuance of Stock. As soon as practicable, the Company shall cause the shares of Stock to be issued in the Executive’s name. The certificate for the Shares shall include the Company’s standard restricted stock legend and the following additional legend, which may be removed from the certificate upon the vesting of the Shares.

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RESTRICTED STOCK AGREEMENT DATED AS OF OCTOBER 30, 2014, AND, UNTIL VESTED AS PROVIDED THEREIN, ARE SUBJECT TO FORFEITURE AS PROVIDED IN SAID RESTRICTED STOCK AGREEMENT.

3. Vesting.

The interest of the Executive in the Shares shall become vested on January 15, 2015. In the event that the Executive is not employed by the Company at such date other than as a result of his death or disability his rights to the Shares shall be forfeited and the Shares shall be cancelled by the Company with no further action on the part of the Executive.

4. Shareholder Rights. Commencing on the Grant Date, the Executive shall have all the rights of a shareholder with respect to the Stock; provided, however, that such rights shall terminate on the date of forfeiture in the event that the Shares become forfeited pursuant to Section 3 of this Agreement. Accordingly, the Executive shall have the right to vote the Shares and to receive any cash dividends paid to or made with respect to the Shares subject to the forfeiture provisions of said Section 3.

5. Taxes.

(a) The Executive shall be liable for any and all taxes, including withholding taxes, arising out of this grant.

(b) The Executive has reviewed with his own tax advisor the applicable tax consequences of the grant of the Shares hereunder, including withholding taxes, and is relying upon such advisor and not on any statements or representations of the Company or any of its agents. The Executive understands and agrees that he, and not the Company, shall be solely responsible for his own tax liability that may arise as a result of the transactions contemplated by this Agreement.

6. Accredited Status of the Executive. The Executive represents that he is an accredited investor, as defined in Rule 501 of the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Company is relying on this representation in issuing the Shares to the Executive.

7. Miscellaneous.

(a) This Agreement constitute the entire agreement of the Company and the Executive as to the subject matter hereof, superseding all prior or contemporaneous written or oral understandings or agreements, all of which are hereby terminated, with respect to the subject matter covered in this Agreement. This Agreement may not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is intended to be a modification, amendment or waiver and is signed by both parties in the case of a modification or amendment or by the party granting the waiver. No course of conduct or dealing between the parties and no custom or trade usage shall be relied upon to vary the terms of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(b) The parties hereby agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(c) Any notice, consent or communication required under the provisions of this Agreement shall be given in writing and sent or delivered by hand, overnight courier or messenger service, against a signed receipt or acknowledgment of receipt, or by registered or certified mail, return receipt requested, or telecopier, email or similar means of communication (collectively “electronic communications”) if receipt is acknowledged or if transmission is confirmed by mail as provided in this Section 7(c), to the parties at their respective addresses, telecopier or email set forth on the signature page of this Agreement, with notice to the Company being sent to the attention of any individual who executed this Agreement on behalf of the Company. Either party may, by like notice, change the person, address or electronic communications number or address to which notice is to be sent. If no telecopier number is provided for either party, notice to such party shall not be sent by telecopier.

(d) Nothing in this Agreement shall be construed as giving the Executive any right to remain in the employ of the Company or any of its affiliates, or any rights as a stockholder except as to the Shares issued hereunder. The loss of existing or potential profit in the Shares will not constitute an element of damages in the event of termination of the Executive’s employment or service for any reason, even if the termination is in violation of an obligation of the Company or one of its affiliates to the Executive.

(e) The grant of the Shares reflected in this Agreement shall not give the Executive any right to similar grants in future years.

(f) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future law, such provision shall be fully severable and severed, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or its severance.

(g) This Agreement is to be construed in accordance with, enforced under, and governed by the laws of the State of New York.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first written above.

Address, Telecopier and Email	Signature

411 Theodore Fremd Ave, Suite 206S	QUEST PATENT RESEARCH CORPORATION
Rye, New York 10580
Telecopier: 800-411-1560	By:	/s/ William Ryall Carroll
Email:		Dr. William Ryall Carroll, director

	By:	/s/ Timothy J. Scahill
Timothy J. Scahill, director

24 Greenhaven Rd. Rye, NY 10580

Telecopier:	/s/ Jon C. Scahill
Email: jscahill@qprc.com	Jon C. Scahill